Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-177573, 333-256726, and 333-256729 on Form S-8 and Registration Statement Nos. 333-11221, 333-277672, and 333-282521 on Form S-3 of our reports dated February 27, 2025, relating to the financial statements of The Marcus Corporation (the “Company”) and the effectiveness of The Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 26, 2024.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2025